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                                                                   EXHIBIT 12.1

                    PARKER DRILLING COMPANY AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)
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

                                                 Year Ended August 31,            Nine Months Ended May 31,
                                        --------------------------------------    --------------------------
                                                                     Pro Forma                     Pro Forma
                                          1994       1995     1996      1996       1996     1997      1997
                                        --------    ------   ------   --------    ------   -------   -------
Earnings:
  Income from Continuing
    Operations per Statements
    of Income                           $(28,806)   $3,916   $4,053   $(24,677)   $2,548   $ 8,712   $ 7,259
  Add:
    Interest and Debt Expense                 11        88      135     47,017        87    22,037    35,589
    Income taxes                           1,887     3,184    4,514      6,877     3,565     5,290     5,420
                                        --------    ------   ------   --------    ------   -------   -------
  Income as Adjusted                    $(26,980)   $7,188   $8,702   $ 29,217    $6,200   $36,039   $48,266
                                        --------    ------   ------   --------    ------   -------   -------
Fixed Charges--
  Interest and Debt Expense per
    Statements of Income (Includes
    Amortization of Debt Discount
    and Expense                         $     11    $   88   $  135   $ 47,017    $   87   $22,037   $35,589
                                        --------    ------   ------   --------    ------   -------   -------
Ratio of Earnings to Fixed Charges           n/a      81.7x    64.5x       n/a      71.3x      1.6x      1.4x
                                                      ----     ----                 ----       ---       ---
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